Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Nadean Finke Novogratz

Investor Relations

212-479-5295

Newcastle Announces Third Quarter 2010 Results

Financial Results

Third Quarter 2010

New York, NY, November 9, 2010 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended September 30, 2010, income applicable to common stockholders (“GAAP income”) was $162 million, or $2.61 per diluted share, compared to $50 million, or $0.94 per diluted share, for the quarter ended September 30, 2009.

GAAP income of $162 million consisted of the following: $30 million of net interest income less expenses (net of preferred dividends), $37 million of other income, and $95 million from the reversal of prior valuation allowances on loans net of the impairment on securities.

Other income was primarily related to a gain on the extinguishment of CDO debt partially offset by the decrease in value of the Company’s derivatives. In the third quarter, Newcastle repurchased $48 million of CDO bonds for $1 million, recording a $47 million gain on the extinguishment of debt.

During the quarter, the Company increased the over-collateralization excess in CDO’s VIII, IX and X by $59 million despite $194 million of asset downgrades and received approximately $17 million of net interest cash flow and management fees from its CDO’s.

Nine-Months 2010

For the nine-months ended September 30, 2010, GAAP income was $460 million, or $7.77 per diluted share, compared to a loss applicable to common stockholders (“GAAP loss”) of $240 million, or $4.54 per diluted share, for the nine-months ended September 30, 2009.

GAAP income of $460 million consisted of the following: $65 million of net interest income less expenses (net of preferred dividends), $146 million of other income, $43 million representing the excess of carrying amount of exchanged preferred stock over the fair value of consideration paid, and $206 million from the reversal of prior valuation allowances on loans net of the impairment on securities.

Other income was primarily related to a gain on the extinguishment of CDO debt and net gain on sale of investments partially offset by the decrease in value of the Company’s derivatives. In the nine months year-to-date, the Company repurchased $168 million of CDO bonds for $26 million, recording a $142 million gain on the extinguishment of debt.

For a reconciliation of income (loss) applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of GAAP results.

Recourse Debt Financing and Liquidity

In the third quarter, the Company increased unrestricted cash by $21 million to $58 million and repaid the remaining $1 million of non-agency recourse debt. As a result, the Company currently does not have any recourse debt except for the Junior Subordinated Notes due in 2035.

As of November 5, 2010, Newcastle had a total of $239 million of cash to invest, comprised of $63 million of unrestricted cash and $176 million of restricted cash for CDO reinvestment. This compares to $58 million of unrestricted cash and $147 million of restricted cash for CDO reinvestment at September 30, 2010.

CDO Financings

The following table summarizes the cash receipts in the third quarter of 2010 from the Company’s consolidated CDO financings, their related coverage tests, and negative watch assets ($ in thousands):

	Primary		Interest Coverage % Excess (Deficiency)	Over Collateralization Excess (Deficiency)						Assets on Negative
	Collateral	Cash	October 31,	October 31, 2010 (2)		September 30, 2010 (2)		June 30, 2010 (2)
	Type	Receipts (1)	2010 (2)%		$	%	$	%	$	Watch (3)
CDO IV	Securities	$193	104.4%	-15.3%	(54,513)	-15.3%	(54,513)	-7.8%	(28,647)	$34,478
CDO V	Securities	1,656	162.1%	0.5%	1,991	0.5%	1,991	0.8%	3,173	45,053
CDO VI	Securities	116	21.6%	-38.7%	(148,696)	-42.1%	(167,624)	-39.6%	(162,467)	51,140
CDO VIII	Loans	4,506	278.6%	15.9%	102,843	16.2%	104,652	15.9%	102,714	113,602
CDO IX	Loans	6,443	221.3%	17.3%	111,436	16.5%	106,526	9.4%	60,531	29,795
CDO X	Securities	3,702	293.7%	3.6%	43,951	3.2%	39,543	2.4%	28,892	340,132

Total		$16,616								$614,200

(1)	Represents net cash received from each CDO based on all of the interests in such CDO (including senior management fees). Cash receipts for the quarter ended September 30, 2010 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before October 31, 2010, September 30, 2010, or June 30, 2010, as applicable. The CDO IV and V tests are conducted only on a quarterly basis (December, March, June and September).
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P or Fitch). Amounts are as of the determination date pertaining to September 2010 remittances for CDO IV and V (these tests are conducted only on a quarterly basis) and as of the determination date pertaining to October 2010 remittances for all other CDO’s. The amounts include $55 million of bonds issued by Newcastle, which are eliminated in consolidation and not reflected in the investment portfolio disclosures.

•	$2 million of the $17 million CDO cash receipts were senior collateral management fees, which were not subject to the related CDO coverage tests.

•	The cash receipts above also include $4 million of non-recurring interest and extension fees received in the CDO’s.

Book Value

GAAP book value increased by $246 million or $3.97 per share. As of September 30, 2010, GAAP book value was $(653) million or $(10.52) per share compared to $(899) million or $(14.49) per share at June 30, 2010.

Dividends

For the quarter ended September 30, 2010, Newcastle’s Board of Directors elected not to pay a common stock or preferred stock dividend. The Company decided to retain capital for working capital purposes.

Investment Portfolio

Newcastle’s $4.7 billion investment portfolio (with a basis of $3.1 billion) consists of commercial, residential and corporate debt. During the quarter, the weighted average carrying value of the portfolio changed from 60.2% to 64.0%, an increase of $178 million or 6%. The size of the portfolio decreased by $114 million, primarily as a result of principal repayments of $134 million, sales of $91 million and actual principal write-downs of $43 million, offset by purchases of $148 million at a weighted average price of 70% of par, a weighted average yield of 13.1% and a weighted average life of 6.3 years.

The following table describes the investment portfolio as of September 30, 2010 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Total Basis	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)	Weighted Average Carrying Value (4)
Commercial Assets
CMBS	$2,070	$1,338	43.3%	271	BB	3.1	62.9%
Mezzanine Loans	658	368	11.9%	19	65%	2.0	56.0%
B-Notes	283	149	4.8%	10	59%	2.2	52.7%
Whole Loans	102	56	1.8%	4	80%	11.5	54.8%

Total Commercial Assets	3,113	1,911	61.8%			3.0	60.2%

Residential Assets
MH and Residential Loans	442	377	12.2%	11,606	704	6.7	85.3%
Subprime Securities	379	173	5.6%	89	B-	4.4	50.4%
Real Estate ABS	79	56	1.8%	22	BB	4.3	70.3%

	900	606	19.6%			5.5	69.3%

FNMA/FHLMC Securities	3	3	0.1%	1	AAA	3.3	107.3%

Total Residential Assets	903	609	19.7%			5.5	69.4%

Corporate Assets
REIT Debt	376	375	12.1%	44	BB+	3.4	38.0%
Corporate Bank Loans	301	196	6.4%	9	C	3.6	102.4%

Total Corporate Assets	677	571	18.5%			3.5	73.8%

Total/Weighted Average (5)	$4,693	$3,091	100.0%			3.6	64.0%

(1)	Net of impairment.
(2)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time.
(3)	Weighted average life is based on the timing of expected principal reduction on the asset.
(4)	As a percentage of face amount.
(5)	Excludes CDO securities with a face amount of $80 million, as they are valued at zero in the current period, operating real estate held for sale of $9 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

The Company owns $3.1 billion of commercial assets (with a basis of $1.9 billion), which includes CMBS, mezzanine loans, B-Notes and whole loans.

•

During the quarter, the Company purchased $137 million, sold $84 million, had principal repayments of $95 million and had $23 million of actual principal write-downs. The Company purchased 12 CMBS assets with a weighted average rating of “BBB-” and made an additional investment in a whole loan using $6 million of unrestricted cash.

•	No commercial assets were upgraded, 12 securities or $72 million were affirmed and 31 securities or $191 million were downgraded (from a weighted average rating of BB+ to B-).

•	The weighted average carrying value of these assets changed from 55.1% to 60.2%, an increase of $161 million or 9%, in the quarter.

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs) (5)

Pre 2004	BBB-	84	417,718	379,932	28.4%	5.8%	10.5%	2.5
2004	BB	60	427,435	261,147	19.5%	3.9%	5.5%	2.7
2005	BB	38	375,044	168,926	12.6%	5.9%	8.2%	3.1
2006	BBB-	56	505,578	346,212	25.9%	4.3%	12.6%	3.8
2007 & Later	BB-	33	344,068	181,559	13.6%	6.3%	13.1%	3.2

TOTAL/WA	BB	271	2,069,843	1,337,776	100.0%	5.1%	10.0%	3.1

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, which may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $372 million of CMBS assets that were on negative watch for possible downgrade by at least one rating agency as of September 30, 2010.
(3)	The percentage of underlying loans that are 60+ days delinquent, in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to the Company’s investments.
(5)	Weighted average life is based on the timing of expected principal reduction on the asset.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

Asset Type	Number	Face Amount ($)	Basis Amount ($)	% of Total Basis	WA First $ Loan to Value (1)	WA Last $ Loan to Value (1)	Delinquency (%) (2)
Mezzanine Loans	19	658,103	368,267	64.2%	53.7%	64.5%	13.3%
B-Notes	10	283,132	149,167	26.0%	46.7%	59.0%	33.6%
Whole Loans	4	102,228	55,973	9.8%	0.0%	79.9%	69.6%

Total/WA	33	1,043,463	573,407	100.0%	46.5%	64.5%	24.3%

(1)	Loan to Value is based on the appraised value at the time of purchase or refinancing.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

The Company owns $903 million of residential assets (with a basis of $609 million), which includes manufactured housing (“MH”) loans, residential loans, subprime securities and FNMA/FHLMC securities.

•

During the quarter, the Company had principal repayments of $23 million, actual principal write-downs of $20 million and purchased $11 million of residential assets. The Company purchased two ABS assets with a weighted average rating of “CCC.”

•	No ABS securities were upgraded, one security or $17 million was affirmed, and 11 securities or $52 million were downgraded (from a weighted average rating of B+ to CC+).

•	The weighted average carrying value of these assets changed from 67.8% to 69.4%, an increase of $14 million or 2%, in the quarter.

Manufactured housing and residential loan portfolios ($ in thousands):

Deal	Average FICO Score	Face Amount $	Basis Amount $	% of Total Basis	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date

MH Loans Portfolio 1	704	156,273	126,107	33.5%	108	327,855	1.0%	6.5%
MH Loans Portfolio 2	700	220,027	201,276	53.4%	138	434,743	1.4%	4.5%
Residential Loans Portfolio 1	714	61,451	45,900	12.2%	88	646,357	7.1%	0.3%
Residential Loans Portfolio 2	737	3,795	3,439	0.9%	68	83,950	0.0%	0.0%

TOTAL/WA	704	441,546	376,722	100.0%	120	1,492,905	2.0%	4.6%

(1)	The percentage of loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Subprime Securities portfolio ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Principal Subordination (3)	Excess Spread (4)

2003	B	15	19,957	11,641	6.7%	22.3%	4.1%
2004	B	28	85,651	31,163	18.0%	16.9%	4.0%
2005	CCC+	26	96,682	30,728	17.7%	28.2%	4.7%
2006	CCC	10	90,837	48,184	27.8%	22.4%	4.9%
2007 & Later	B	10	85,692	51,406	29.8%	19.3%	3.3%

TOTAL/WA	B-	89	378,819	173,122	100.0%	21.9%	4.2%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date

2003	91	0.10	7.0%	18.2%	3.1%
2004	77	0.14	8.9%	19.9%	3.5%
2005	65	0.20	9.3%	32.4%	8.3%
2006	53	0.41	9.4%	32.8%	15.3%
2007 & Later	39	0.48	8.8%	20.8%	12.5%

TOTAL/WA	60	0.29	9.0%	26.3%	9.6%

Real Estate ABS portfolios ($ in thousands):

Security Characteristics:

Asset Type	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Principal Subordination (3)	Excess Spread (4)

Manufactured Housing	BBB	9	48,275	46,935	84.0%	37.6%	1.6%
Small Business Loans	CCC+	13	30,709	8,925	16.0%	15.4%	2.9%

TOTAL/WA	BB	22	78,984	55,860	100.0%	29.0%	2.1%

Collateral Characteristics:

Asset Type	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date

Manufactured Housing	118	0.35	7.4%	3.2%	10.7%
Small Business Loans	72	0.55	7.6%	29.4%	6.4%

TOTAL/WA	100	0.43	7.5%	13.4%	9.0%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $97 million of subprime and ABS securities that were on negative watch for possible downgrade by at least one rating agency as of September 30, 2010.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to the Company’s investments.
(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Corporate Assets

The Company owns $677 million of corporate assets (with a basis of $571 million), including REIT debt and corporate bank loans.

•	During the quarter, the Company had principal repayments of $16 million and sold an $8 million REIT asset.

•	One corporate asset was upgraded (from a rating of CCC to B) and no assets were affirmed or downgraded.

•	The weighted average carrying value of these assets changed from 73.3% to 73.8%, an increase of $3 million or 1%, in the quarter.

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis

Retail	BBB+	10	75,665	71,877	19.2%
Diversified	CCC+	10	94,336	95,088	25.3%
Office	BBB	11	115,469	117,041	31.2%
Multifamily	BBB	3	12,765	12,824	3.4%
Hotel	BBB	3	29,220	29,641	7.9%
Healthcare	BBB-	5	41,600	41,689	11.1%
Storage	A-	1	5,000	5,057	1.3%
Industrial	BB-	1	2,000	2,069	0.6%

TOTAL/WA	BB+	44	376,055	375,286	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis

Real Estate	CC	3	31,996	30,102	15.3%
Media	CC	2	111,764	42,051	21.5%
Resorts	NR	1	112,191	82,191	42.0%
Restaurant	B	2	18,159	15,813	8.1%
Transportation	NR	1	26,992	25,643	13.1%

TOTAL/WA	C	9	301,102	195,800	100.0%

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $2 million of REIT assets that were on negative watch for possible downgrade by at least one rating agency as of September 30, 2010.

Conference Call

Newcastle’s management will conduct a live conference call today, November 9, 2010, at 11:00 A.M. Eastern Time to review the financial results for the quarter ended September 30, 2010. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Third Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Tuesday, November 23, 2010 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “19732150.”

About Newcastle

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that the ongoing challenging credit and liquidity conditions continue to cause downgrades of a significant number of our securities and recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Interest income	$81,040	$75,222	$225,315	$287,033
Interest expense	42,547	52,438	131,277	167,154

Net interest income	38,493	22,784	94,038	119,879

Impairment
Valuation allowance (reversal) on loans	(105,360)	(6,926)	(292,668)	83,093
Other-than-temporary impairment on securities	3,616	130,555	102,397	526,691
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	6,425	(32,827)	(15,575)	(88,105)

	(95,319)	90,802	(205,846)	521,679

Net interest income (loss) after impairment	133,812	(68,018)	299,884	(401,800)

Other Income (Loss)
Gain (loss) on settlement of investments, net	(1,134)	(1,709)	17,497	7,788
Gain on extinguishment of debt	46,624	132,534	141,698	186,209
Other income (loss), net	(8,828)	(1,956)	(12,606)	2,474

	36,662	128,869	146,589	196,471

Expenses
Loan and security servicing expense	1,116	1,097	3,473	3,869
General and administrative expense	1,775	2,230	6,751	6,821
Management fee to affiliate	4,258	4,492	12,993	13,475
Depreciation and amortization	36	73	161	218

	7,185	7,892	23,378	24,383

Income (loss) from continuing operations	163,289	52,959	423,095	(229,712)
Income (loss) from discontinued operations	213	79	186	(96)

Net Income (Loss)	163,502	53,038	423,281	(229,808)
Preferred dividends	(1,395)	(3,375)	(6,058)	(10,126)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	43,043	—

Income (Loss) Applicable to Common Stockholders	$162,107	$49,663	$460,266	$(239,934)

Income (loss) Per Share of Common Stock
Basic	$2.61	$0.94	$7.77	$(4.54)

Diluted	$2.61	$0.94	$7.77	$(4.54)

Income (loss) from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid
Basic	$2.61	$0.94	$7.77	$(4.54)

Diluted	$2.61	$0.94	$7.77	$(4.54)

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	62,024,945	52,905,335	59,249,175	52,850,034

Diluted	62,024,945	52,905,335	59,249,175	52,850,034

Dividends Declared per Share of Common Stock	$—	$—	$—	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30, 2010 (Unaudited)	December 31, 2009
Assets

Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$1,941,162	$1,784,487
Real estate related loans, held for sale, net	736,386	554,367
Residential mortgage loans, held for investment, net	127,830	—
Residential mortgage loans, held for sale, net	255,452	380,123
Subprime mortgage loans subject to call option	403,584	403,006
Restricted cash	156,825	200,251
Derivative assets	4,403	—
Receivables and other assets	32,571	36,643

	3,658,213	3,358,877

Recourse Financing Structures and Unlevered Assets
Real estate securities, available for sale	1,117	46,308
Real estate related loans, held for sale, net	32,821	19,495
Residential mortgage loans, held for sale, net	343	3,524
Operating real estate, held for sale	9,066	9,966
Cash and cash equivalents	58,336	68,300
Receivables and other assets	170	8,158

	101,853	155,751

	$3,760,066	$3,514,628

Liabilities and Stockholders’ Equity (Deficit)

Liabilities

Non-Recourse VIE Financing Structures
CDO bonds payable	$3,393,139	$4,058,928
Other bonds payable	266,243	303,697
Notes payable	4,516	—
Financing of subprime mortgage loans subject to call option	403,584	403,006
Derivative liabilities	220,447	203,054
Accrued expenses and other liabilities	7,076	2,992

	4,295,005	4,971,677

Recourse Financing Structures and Other Liabilities
Repurchase agreements	—	71,309
Junior subordinated notes payable	51,255	103,264
Derivative liabilities	—	4,100
Due to affiliates	1,419	1,497
Accrued expenses and other liabilities	3,571	3,433

	56,245	183,603

	4,351,250	5,155,280

Stockholders’ Equity (Deficit)

Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 and 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 and 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	61,583	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 62,024,945 and 52,912,513 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	620	529
Additional paid-in capital	1,065,362	1,033,520
Accumulated deficit	(1,527,368)	(2,193,383)
Accumulated other comprehensive income (loss)	(191,381)	(633,818)

	(591,184)	(1,640,652)

	$3,760,066	$3,514,628

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Income (Loss) Applicable to Common Stockholders	$162,107	$49,663	$460,266	$(239,934)
Add (Deduct):
Impairment (including the reversal of prior valuation allowance on loans)	(95,319)	90,802	(205,846)	521,679
Other (Income) Loss	(36,662)	(128,869)	(146,589)	(196,471)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	(43,043)	—
Loss from discontinued operations	(213)	(79)	(186)	96

Net Interest Income less Expenses (Net of Preferred Dividends)	$29,913	$11,517	$64,602	$85,370